Exhibit 99.1

Nutanix Announces Executive Departure

SAN JOSE, Calif.--(BUSINESS WIRE)--August 1, 2018--Nutanix® (NASDAQ: NTNX) today announced President Sudheesh Nair has left the company for a new opportunity. In a memo sent today to all employees, Nutanix CEO Dheeraj Pandey communicated the details of his departure. The memo said:

“As we come to a FY18 financial year close, I wanted to share an update with you regarding our President, Sudheesh Nair. Many of you might remember that nine months ago, he handed over the reins of the Sales organization to Lou Attanasio, our Chief Revenue Officer. Ever since, Sudheesh and I have been engaged in deep discussions about ‘the next big thing’ for him -- a broad sense of purpose, as I call it, that takes another $0 idea to a billion dollars. After all, that is what he helped us create when he joined us more than seven years ago.

Sudheesh joined us in February 2011, when we were still pre-product and pre-revenue. We launched the company in August 2011 at VMworld, within a few months of his joining. For all practical purposes, I consider him a founder who was my partner-in-crime as we built this company from scratch. I related to him a lot because deep down, he was a rebel. We violently agreed on many contrarian (iconoclastic?) views on business-building -- picking a difficult (mission-critical) first workload in virtual desktops, going international early, hugging DMRs such as CDW hard, distributing our software through server OEMs, and embarking on Xi. I also relate to him because he is a constant learner, an ardent reader, and insatiably self-aware.

Today, I congratulate Sudheesh on joining hands with my best friend, Ajeet Singh at ThoughtSpot as CEO. Many of you know that Ajeet was one of my fellow co-founders when we started the company back in the Fall of 2009. He moved on to start ThoughtSpot in early 2012. ThoughtSpot is an emerging force in the space of business intelligence and consumer-grade data analytics for the enterprise. The clock has turned a full circle. My gut says that Sudheesh will be back soon, selling to our Data Science folks and hustling to build synergies in subscription and Xi. He will be part of the larger family, and that’s what makes this bittersweet. The other positive in this event is the sense of pride we can all have about producing a promising CEO out of Nutanix. If we truly become an operating systems company -- like Oracle, Microsoft, and Amazon -- we will produce a ton of great leaders who will go on to lead other companies. Let’s take this opportunity to congratulate him and wish him luck.

I’d be remiss if I didn’t take this opportunity to thank the other rebel I’ve come to relate a lot to: our CRO, Lou. Having taken the mantle barely 9 months ago, he -- with our CFO Duston’s help -- has successfully transformed this business into a software company. There is another big transformation ahead of us, as we seamlessly move to a subscription model. That journey began when we moved to software, given that our entitlements are term-based and a chunk of our business is deferred revenue. Xi will help us culminate this journey of the invisible, as we ‘digitally stream’ the Nutanix experience over the Internet. Now that will be some company to watch!”

About Nutanix

Nutanix is a global leader in cloud software and hyperconverged infrastructure solutions, making infrastructure invisible so that IT can focus on the applications and services that power their business. Companies around the world use Nutanix Enterprise Cloud OS software to bring one-click application management and mobility across public, private and distributed edge clouds so they can run any application at any scale with a dramatically lower total cost of ownership. The result is organizations that can rapidly deliver a high-performance IT environment on demand, giving application owners a true cloud-like experience. Learn more at www.nutanix.com or follow us on Twitter @nutanix.

© 2018 Nutanix, Inc. All rights reserved. Nutanix, the Nutanix logo and all product and service names mentioned herein are registered trademarks or trademarks of Nutanix, Inc. in the United States and other countries. All other brand names mentioned herein are for identification purposes only and may be the trademarks of their respective holder(s).

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